Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

STIFEL FINANCIAL CORP.

It is hereby certified that:

1. The name of the corporation (hereinafter called the “Corporation”) is Stifel Financial Corp..

2. The certificate of incorporation of the Corporation is hereby amended by deleting paragraph A of the FOURTH Article in its entirety and replacing it with the following:

“FOURTH:

A. The aggregate shares of all classes of stock which the Corporation shall have authority to issue is One Hundred Ninety-Seven Million (197,000,000) shares, consisting of Three Million (3,000,000) shares of preferred stock of the par value of One Dollar ($1.00) each (hereinafter called the “Preferred Stock”) and One Hundred Ninety-Four Million (194,000,000) shares of common stock of the par value of Fifteen Cents ($0.15) each (hereinafter called the “Common Stock”).”

3. The amendment to the Certificate of Incorporation herein certified has been duly adopted and written consent has been given in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment on the 6th day of June, 2018.

/s/ James M. Zemlyak
Name: James M. Zemlyak
Title: President and Chief Financial Officer